UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2020

BUNKER HILL MINING CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-150028	32-0196442
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

82 Richmond Street East, Toronto, Ontario, Canada	M5C 1P1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 416-477-7771

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each Exchange on which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Resignation of Director

Effective as of April 24, 2020, John Ryan resigned as Chief Executive Officer of Bunker Hill Mining Corp. (the “Company”). Mr. Ryan’s resignation was not a result of any disagreements with the Company. Mr. Ryan continues to serve the Company as a member of the Board of Directors.

(b) Election of Officer and Director

On April 24,2020, the Company announced the appointment of Mr. Sam Ash as the Company’s President and Chief Executive Officer.

Sam Ash was a Partner from 2015 to 2018 at Barrick Gold Corp. (“Barrick”) and held various roles over the nine years employed there. He served three years as General Manager of the Lumwana Copper Mine in Zambia, Technical Support Manager to Barrick’s Copper Business Unit, Gerneral Support Manager on the Cortez Mine in Nevada and Chief Engineer leading the roll-out of new Underground Mining standards in the USA and Tanzania.

Mr. Ash served as Manager of New Operations for Veris Gold Corp. (formerly, Yukon-Nevada Gold Corp.) primarily on the Jerritt Canyon Mine in Nevada, and also as an Underground Mine Supervisor with Drummond Company, Inc. From 2018 until recently he attended the London Business School where he completed his Masters’ Degree in Leadership and Strategy at the and has a BS in Mining Engineering from the University of Missouri Rolla.

ITEM 9.01(b) Exhibits

Exhibit	Description

99	Press Release dated April 24, 2020 announcing new President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUNKER HILL MINING CORP.

/s/ Sam Ash
Sam Ash
CEO

Date: April 29, 2020